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As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Witness Systems, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	23-2518693 (I.R.S. Employer Identification Number)

300 Colonial Center Parkway
Roswell, Georgia 30076
(Address of Principal Executive Offices, Including Zip Code)

Witness Systems, Inc.
Inducement Stock Option Awards to Employees of Acquired Company
(Full title of the Plans)

Loren B. Wimpfheimer
Senior Vice President, Strategic Development
and General Counsel
Witness Systems, Inc.
300 Colonial Center Parkway
Roswell, Georgia 30076
(770) 754-1900

(Name and Address and Telephone Number, Including Area Code, of Agent for Service.)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value per share	800,000	$17.00	$13,600,000.00	$1,601

(1)
The shares being registered include 800,000 shares of the Registrant's common stock reserved for issuance under options to be granted to former employees of Blue Pumpkin Software, Inc., as a material inducement to their becoming employed by the Registrant following the Registrant's acquisition of Blue Pumpkin Software, Inc., together with an indeterminate number of additional shares that may be issued pursuant to those options as a result of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices per share of common stock as reported on the NASDAQ Stock Market on January 28, 2005. The proposed maximum aggregate offering price of the common stock offered hereunder is based on 800,000 shares subject to options granted as described in Note 1.

(3)
The estimated registration fee for the securities has been calculated pursuant to Rule 457(o).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I will be sent or given to recipients of the Witness Systems, Inc. Inducement Stock Option Awards as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). In accordance with the instructions of Part I of Form S-8, these documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated by the Commission under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Commission are incorporated herein by reference:

        (a)   the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 15, 2004;

        (b)   the Registrant's Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on May 21, 2004;

        (c)   the Registrant's Amendment No. 2 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on July 30, 2004;

        (d)   the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on May 10, 2004;

        (e)   the Registrant's Amendment No. 1 on Form 10-Q/A to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the Commission on July 30, 2004;

        (f)    the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the Commission on August 9, 2004;

        (g)   the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the Commission on November 5, 2004;

        (h)   the Registrant's Current Report on Form 8-K filed with the Commission on October 15, 2004;

        (i)    the Registrant's Current Report on Form 8-K filed with the Commission on December 21, 2004;

        (j)    the Registrant's Current Report on Form 8-K filed with the Commission on January 27, 2005; and

        (k)   the description of the Registrant's common shares contained in the Registrant's registration statement on Form 8-A filed with the Commission on February 4, 2000, including any amendment or report filed for the purpose of updating such description.

        All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all their remaining sold securities, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents; provided, however, that the Registrant is not incorporating any information furnished under Item 9 or Item 12 (prior to August 23, 2004) or Item 2.02 or Item 7.01 of any Current Report on Form 8-K (unless otherwise indicated).

        The Registrant hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investor Relations Department, Witness Systems, Inc., 300 Colonial Center Parkway, Roswell, Georgia 30076, telephone number (770) 754-1900.

Item 4. Description of Securities.

        Not applicable. The securities to be offered pursuant to this Registration Statement are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

        Legal matters in connection with the shares of Common Stock offered hereby were passed upon by Morris, Manning & Martin, LLP, Atlanta, Georgia. Members of Morris, Manning & Martin, LLP hold an aggregate of 2,000 shares of the Registrant's Common Stock.

Item 6. Indemnification of Directors and Officers.

        The Registrant's Certificate of Incorporation as amended and restated, provides that the liability of the Registrant's directors for monetary damages shall be eliminated to the fullest extent permissible under the Delaware General Corporation Law (the "DGCL") and that the Registrant may indemnify its officers, employees and agents to the fullest extent permitted under the DGCL.

        The Registrant's Bylaws provide that the Registrant must indemnify its directors against all liabilities to the fullest extent permitted under the DGCL and that the Registrant must advance all reasonable expenses incurred in a proceeding in which a director was either a party or a witness because he or she was a director. The Registrant has entered into indemnification agreements with its directors and certain of its officers that provide indemnification similar to that provided in the Bylaws.

        The DGCL provides that, in general, a corporation may indemnify an individual who is or was a party to any proceeding (other than action by, or in the right of, such corporation) by reason of the fact that he or she is or was a director of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the DGCL provides that, in general, a corporation may indemnify an individual who was or is a party to any such proceeding by reason of the fact that he or she is or was a director of the corporation against reasonable expenses incurred in connection with such proceeding, if it is determined that the director has met the relevant standard of conduct. To the extent that any directors are successful on the merits or in the defense of any of the proceedings described above, the DGCL provides that a corporation is required to indemnify such officers or directors against reasonable expenses incurred in connection therewith. The DGCL further provides, in general, for the advancement of reasonable expenses incurred by a director who is a party to a proceeding if the director furnishes the corporation (1) a written affirmation of his good faith belief that he or she has met the standard of conduct under the DGCL or that the proceeding involves conduct for which liability has been eliminated under the corporation's articles of incorporation; and (2) a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification. In addition, the DGCL provides for the indemnification of officers, employees and agents in certain circumstances.

        The Registrant's Certificate of Incorporation, as amended and restated, provides that the Registrant's directors will not be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except if the director:

  (a)
  is liable under Section 174 of the DGCL;

  (b)
  has breached the director's duty of loyalty to the Registrant or the Registrant's stockholders;

  (c)
  has acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, has acted in a manner involving intentional misconduct or a knowing violation of law; or

  (d)
  has derived an improper personal benefit.

        If Delaware law is amended to provide for further limitations on the personal liability of directors of corporations for breach of duty of care or other duty as a director, then the personal liability of the directors will be so further limited to the greatest extent permitted by Delaware law. The Registrant maintains a directors' and officers' liability insurance policy, which provides coverage against certain liabilities, including liabilities under the Securities Act. Additionally, the Registrant has entered into an agreement with each of its directors pursuant to which the Registrant has agreed to indemnify each director to the full extent permitted by the DGCL.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	The Registrant's Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-8, Commission File Number 333-67416).
4.2	The Registrant's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Commission File Number 333-91383).
4.3*	Form of Witness Systems, Inc. Inducement Stock Option Award.
4.4	Witness Systems, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-1, Commission File Number 333-91383).
4.5
Amendment No. 1 to Witness Systems, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant's Registration Statement on Form S-8, Commission File Number 333-67416).
5.1*	Opinion of Morris, Manning & Martin, LLP, as to the legality of the securities being registered.
23.1*	Consent of KPMG LLP
23.2*	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1).

*
Filed herewith.

Item 9. Undertakings.

        (a)   The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i)
      to include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii)
      to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and;

      (iii)
      to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on this the 31st day of January, 2005.

WITNESS SYSTEMS, INC.
By:	/s/ DAVID B. GOULD DAVID B. GOULD Chairman and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David B. Gould and/or William F. Evans, jointly and severally, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign a Registration Statement relating to the registration of shares of common stock on Form S-8 and to sign any and all amendments (including post effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute, could lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ DAVID B. GOULD DAVID B. GOULD	Chairman and Chief Executive Officer (Principal Executive Officer)	January 31, 2005
/s/ WILLIAM F. EVANS WILLIAM F. EVANS	Executive Vice President, Chief Financial Officer and Chief Administrative Officer (Principal Financial and Accounting Officer)	January 31, 2005
/s/ DAN J. LAUTENBACH DAN J. LAUTENBACH	Director	January 31, 2005
/s/ THOMAS J. CROTTY THOMAS J. CROTTY	Director	January 31, 2005
/s/ PETER F. SINISGALLI PETER F. SINISGALLI	Director	January 31, 2005
/s/ JOEL G. KATZ JOEL G. KATZ	Director	January 31, 2005
/s/ TERRENCE H. OSBORNE TERRENCE H. OSBORNE	Director	January 31, 2005
/s/ TOM BISHOP TOM BISHOP	Director	January 31, 2005

EXHIBIT INDEX

        The following exhibits are filed with or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
4.1	The Registrant's Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-8, Commission File Number 333-67416).
4.2	The Registrant's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Commission File Number 333-91383).
4.3*	Form of Witness Systems, Inc. Inducement Stock Option Award.
4.4	Witness Systems, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-1, Commission File Number 333-91383).
4.5
Amendment No. 1 to Witness Systems, Inc. Amended and Restated Stock Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Registration Statement on Form S-8, Commission File Number 333-67416).
5.1*	Opinion of Morris, Manning & Martin, LLP, as to the legality of the securities being registered.
23.1*	Consent of KPMG LLP
23.2*	Consent of Morris, Manning & Martin, LLP (included in Exhibit 5.1).

*
Filed herewith.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX